As filed with the Securities and Exchange Commission on September 4, 2025.

Registration No. 333-280248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 7
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Unitrend Entertainment Group Limited
(Exact name of registrant as specified in its charter)

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Not Applicable
(Translation of Registrant’s name into English)

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Cayman Islands	7822	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1508, Tower B, Wentelai Center,
1 Xidawang Road,
Chaoyang District, Beijing 100026
People’s Republic of China
Telephone: 010-6441-0086
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Telephone: +1 (703) 919-7285	Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111

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Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form F-1 (File No. 333- 280248) is being filed solely to file certain exhibits thereto. This Amendment No. 7 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the extent permitted by law, the company shall indemnify each existing or former director (including alternate director), secretary and other officer of the company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director, secretary or any of our officers in respect of any matter identified in above on condition that the director, secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director, secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Ordinary Shares	Consideration
Sun Knight Limited	December 26, 2023	8,965,669 Class B ordinary shares	US$	3,952,551.00
MTN Entertainment Limited	December 26, 2023	4,529,331 Class A ordinary shares	US$	951,739.00
Charmwell Investment Holding Limited	December 26, 2023	1,825,000 Class A ordinary shares	US$	182.50
Jetsen Holdings Ltd.	December 26, 2023	13,140,000 Class A ordinary shares	US$	2,758,663.00
YL Management Limited	December 26, 2023	1,806,750 Class A ordinary shares	US$	180.68
GJJ Management Limited	December 26, 2023	821,250 Class A ordinary shares	US$	82.13
WC Management Limited	December 26, 2023	1,799,450 Class A ordinary shares	US$	179.95
HLLJ International Holding Limited	December 26, 2023	1,814,050 Class A ordinary shares	US$	181.41
HYJ Management Limited	December 26, 2023	1,788,500 Class A ordinary shares	US$	178.85
Mercurity Fintech Holding Inc.	December 26, 2023	400,000 Class A ordinary shares	US$	40.00
IMCT Inc.	December 26, 2023	600,000 Class A ordinary shares	US$	60.00
Kai Electronic Enterprise, Inc.	December 26, 2023	1,100,000 Class A ordinary shares	US$	110.00
Meet Fresh Inc.	December 26, 2023	168,000 Class A ordinary shares	US$	16.80
Sunrise Commercial Trading, Inc.	December 26, 2023	1,232,000 Class A ordinary shares	US$	123.20

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as of the date of those financial statements.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)    For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(9)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1**	Second Amended and Restated Memorandum and Articles of Association of the Registrant
3.2**	Amended and Restated Memorandum of Association of the Registrant, as adopted by special resolution on April 24, 2025
4.1**	Registrant’s Specimen Certificate for Class A ordinary share
4.2**	Form of Underwriters’ Warrant
5.1**	Form of Opinion of Ogier (Cayman) LLP regarding the validity of the Class A ordinary shares being registered
5.2**	Opinion of VCL Law LLP regarding the enforceability of Underwriters’ Warrants
8.1**	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of East & Concord Partners regarding certain PRC Tax matters
10.1**	Form of Employment Agreement between the Registrant and each of its executive officers
10.2**	Form of Director Agreement between the Registrant and each of its directors
10.3**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4**	Form of Director Offer Letter between the Registrant and each of its independent directors
10.5**	Exclusive Operations and Consulting Services Agreement, dated December 20, 2022, among WFOE, VIE, and Shareholders of the Company
10.6**	Exclusive Option Agreements, among WFOE, VIE, and Shareholders of the Company
10.7**	Equity Interest Pledge Agreements, dated December 12, 2022, among WFOE, VIE, and Shareholders of the Company
10.8**	Entrustment Agreement from each of the Individual Registered Shareholders
10.9**	Form of Distribution Agreement
21.1**	Principal subsidiaries and consolidated affiliated entities of the Registrant
23.1*	Consent of Onestop Assurance PAC, Independent Registered Public Accounting Firm
23.2**	Consent of Ogier (Cayman) LLP, Cayman Island counsel (included in Exhibit 5.1)
23.3**	Consent of East & Concord Partners, PRC counsel
24.1**	Power of Attorney (on page II-4)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Consent of Frost & Sullivan
99.3**	Consent of Jason Chia-Lun Wang, independent director nominee
99.4**	Consent of Shui Yeung Wong, independent director nominee
99.5**	Consent of Haining Wang, independent director nominee
99.6**	Consent of Xiaoyun He, executive director nominee
107**	Filing Fee Table

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*        Filed herewithin.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on September 4, 2025.

By:	/s/ Bin Feng
Name:	Bin Feng
Title:	Chief Executive Officer (Principal Executive Officer)
By:	/s/ Xiaoyun He
Name:	Xiaoyun He
Title:	Executive Director
By:	/s/ Yachun Wang
Name:	Yachun Wang
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Bin Feng	Chief Executive Officer and Chairman of the Board	September 4, 2025
Bin Feng	(Principal Executive Officer)
/s/ Xiaoyun He	Executive Director	September 4, 2025
Xiaoyun He
/s/ Yachun Wang	Chief Financial Officer	September 4, 2025
Yachun Wang	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on September 4, 2025.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.